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                                                                     Exhibit 4.4


         FIRST SUPPLEMENTAL INDENTURE, dated as of May 1, 2003, by and among the parties listed on Schedule A hereto (each an "Additional Guarantor" and collectively, the "Additional Guarantors") and BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the "Trustee").

                                    RECITALS

         WHEREAS, in connection with the issuance of $300,000,000 aggregate principal amount of 6.875% Senior Notes due 2012 (the "Senior Notes") by Toll Brothers Finance Corp. (the "Issuer") and the issuance of related guarantees by Toll Brothers, Inc. (the "Company") and the other Guarantors, the Issuer, the Company and the Guarantors executed and delivered an Indenture dated as of November 22, 2002, as supplemented and/or amended as the case may be (the "Original Indenture"), to the Trustee;

         WHEREAS, Section 4.04 of the Original Indenture provides that if in accordance with the provisions of the Bank Credit Facilities the Company adds or causes to be added, any Subsidiary that was not a Guarantor at the time of execution of the Original Indenture as a guarantor under the Bank Credit Facilities, such Subsidiary shall contemporaneously become a Guarantor under the Original Indenture;

         WHEREAS, desiring to become a Guarantor under the Original Indenture, each of the Additional Guarantors (other than the Transferee Guarantors and the Surviving Guarantors (as such terms are defined below)) is executing and delivering this First Supplemental Indenture;

         WHEREAS, in connection with (i) the transfers of all of the assets, if any, of certain Guarantors (each a "Transferor Guarantor") to certain other Guarantors (each a "Transferee Guarantor" and collectively, the "Transferee Guarantors") and (ii) the mergers of certain Guarantors (each a "Merged Guarantor") with and into certain other Guarantors (each a "Surviving Guarantor" and collectively, the "Surviving Guarantors"), each of the Transferee Guarantors and the Surviving Guarantors is executing and delivering this First Supplemental Indenture to affirm its obligations under the Indenture pursuant to Section 5.01 thereof;

         WHEREAS, the consent of Holders to the execution and delivery of this First Supplemental Indenture is not required, and all other actions required to be taken under the Original Indenture with respect to this First Supplemental Indenture have been taken.

         NOW, THEREFORE IT IS AGREED:

         Section 1. Definitions. Capitalized terms used in this First Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Original Indenture.

         Section 2. Joinder. Each Additional Guarantor agrees that by its entering into this First Supplemental Indenture (a) it hereby unconditionally guarantees all of the Issuer's obligations under (i) the Senior Notes, (ii) any other Securities of any Series that has the benefit of Guarantees of other Subsidiaries of the Company and (iii) the Original Indenture (as it relates to


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all such Series) on the terms set forth in the Original Indenture, as if each such Additional Guarantor was a party to the Original Indenture and (b) to the extent each Additional Guarantor is either a Transferee Guarantor or a Surviving Guarantor, such Additional Guarantor hereby ratifies, approves and confirms in all respects its obligations under the Original Indenture both in its own capacity and as successor to its respective Transferor Guarantor or Merged Guarantor, as the case may be.

         Section 3. Ratification of Original Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and as supplemented and modified hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

         Section 4. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         Section 5. Successors and Assigns. All covenants and agreements in this First Supplemental Indenture by each Additional Guarantor shall bind each such Additional Guarantor's successors and assigns, whether so expressed or not.

         Section 6. Separability Clause. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 7. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This First Supplemental Indenture is subject to the provisions of the TIA, that are required to be part of this First Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

         Section 8. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         Section 9. Role of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

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         IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the date first above written.

                                               THE ADDITIONAL GUARANTORS NAMED
                                               ON SCHEDULE A HERETO,
                                               as Guarantors

                                               By: Joseph R. Sicree
                                                   ----------------------------
                                                   Name: Joseph R. Sicree
                                                   Title: Designated Officer

BANK ONE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By: Jeffrey L. Eubank
    -----------------------
    Name: Jeffery L. Eubank
    Title:  Authorized Officer

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                                   SCHEDULE A
                                   ----------

1. Toll NJ X-I Corp., a Delaware corporation

2. Toll NJ X-II Corp., a Delaware corporation

3. Toll RI II, L.P., a Rhode Island limited partnership

4. Toll SC II, L.P., a South Carolina limited partnership

5. Village Partners, L.P., a Pennsylvania limited partnership

6. Nosan & Silverman Homes LLC, a Michigan limited liability company

7. Toll DE X, LLC, a Delaware limited liability company

8. TB Proprietary, L.P., a Delaware limited partnership

9. First Brandywine Investment Corp. II, a Delaware corporation

10. Silverman Development Company, Inc., a Michigan corporation

11. Toll NJ, L.P., a New Jersey limited partnership

12. Toll Brothers Realty Michigan II LLC, a Michigan limited liability company

13. Toll IL, L.P., an Illinois limited partnership